Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763)551-5000 • Fax(763)551-5198 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits / Jean Fontana
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS
JANUARY SALES RESULTS

Minneapolis, MN, February 1, 2007 – Christopher & Banks Corporation (NYSE: CBK) today reported that total sales for the five-week period ended January 27, 2007 increased 4% to $39.0 million from $37.5 million last year.  January same-store sales declined 4%.

For the eleven months ended January 27, 2007, total sales increased 11% to $512.3 million from $461.6 million last year, while same-store sales increased 2%.  As of January 27, 2007, the Company operated 779 stores compared with 707 stores as of January 28, 2006.

Matt Dillon, President and Chief Executive Officer, commented, “In January we were aggressive in clearing through Holiday merchandise and continue to expect that we will finish the year with a clean and current inventory mix.  Our new spring merchandise will be arriving in our stores this week and we anticipate improved performance following the completion of our new floor set in mid February.”

As a result of aggressive markdowns leading to lower average unit retails, the Company currently expects that fourth quarter earnings per diluted share will range from $0.07 to $0.08 compared to $0.18 last year.

The Company also announced that it repurchased 203,600 shares of its common stock in January.  This brings the total number of shares purchased by the Company under its current $40 million repurchase program to 1,172,123.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 779 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 524 Christopher & Banks stores, 218 C.J. Banks stores and 37 Acorn stores.

This release contains forward-looking statements regarding the Company’s expectation of finishing the year with a clean and current inventory mix and its hope for improved performance following the completion of its mid February floor set.  The release also contains a forward-looking statement regarding the Company’s fourth quarter earnings guidance of $0.07 to $0.08  per diluted share. The achievement of such results is subject to certain risks and uncertainties and actual results may differ materially from those projected.  Such risk factors include, but are not limited to, adverse changes in economic, market and weather conditions,  shifts in consumer tastes and spending habits that result in decreased sales, failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing our growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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